EXHIBIT 99.1

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
2nd QUARTER 2007 RESULTS ANNOUNCED

New Berlin, WI (August 14, 2007).  Merchants & Manufacturers Bancorporation, Inc. (“Merchants”) announced net income of $920,000, or $0.25 per diluted share, for the three months ended June 30, 2007 compared to $1.4 million, or $0.37 per diluted share, for the three months ended June 30, 2006, representing a 32.7% decrease in net income and a 32.4% decrease per diluted share.  For the six months ended June 30, 2007, the Corporation had net income of $2.2 million, or $0.60 per diluted share, compared to $2.4 million, or $0.65 per diluted share, for the six months ending June 30, 2006, representing an 8.2% decrease in net income and a 7.7% decrease in diluted earnings per share.

Net income from continuing operations was $611,000, or $0.17 per diluted share, for the three months ended June 30, 2007 compared to $1.2 million, or $0.31 per diluted share, for the three months ended June 30, 2006, representing a 47.3% decrease in net income and a 45.2% decrease per diluted share.  For the six months ended June 30, 2007, the Corporation had net income from continuing operations of $1.7 million, or $0.46 per diluted share, compared to $2.0 million, or $0.55 per diluted share, for the six months ending June 30, 2006, representing a 17.4% decrease in net income and a 16.4% decrease in diluted earnings per share.

Net income from discontinued operations was $309,000, or $0.08 per diluted share, for the three months ended June 30, 2007 compared to $207,000, or $0.06 per diluted share, for the three months ended June 30, 2006, representing a 49.3% increase in net income and a 33.3% increase per diluted share.  For the six months ended June 30, 2007, the Corporation had net income from discontinued operations of $508,000, or $0.14 per diluted share, compared to $350,000, or $0.10 per diluted share, for the six months ending June 30, 2006, representing a 45.1% increase in net income and a 40.0% increase in diluted earnings per share.

The decrease in earnings from continuing operations for the three and six months ended June 30, 2007 compared to the same periods in 2006 is attributable to a decrease in net interest income and noninterest income.  The decrease in earnings from continuing operations for the six months ended June 30, 2007 compared to the same period in 2006 was partially offset by a decrease in noninterest expense.  Earnings from continuing operations were also negatively affected by a decline in the net interest margin to 3.21% for the six months ended June 30, 2007 compared to 3.35% for the same period in the prior year.  The decrease in our net interest margin is due to an increased cost of funds as a result of growth in relatively high cost deposits as well as additional competitive pressure on loan pricing which has made it difficult to increase loan volume.

Total assets decreased $38.8 million, or 2.6%, to $1.47 billion at June 30, 2007 compared to $1.51 billion at December 31, 2006.  The decline in assets can be primarily attributed to the sale of Fortress Bank Minnesota.

On June 7, 2007, the Corporation closed on the sale of substantially all of the assets of Fortress Bank Minnesota to Eastwood Bank.  Eastwood Bank purchased $23.0 million in loans, $41.3 million in deposits and $1.0 million of fixed assets.  Total net income after tax from Fortress Bank Minnesota included in discontinued operations, was $163,000, or $0.04 per diluted share, for the three months ended June 30, 2007 compared to $82,000, or $0.02 per diluted share, for the three months ended June 30, 2006.  For the six months ended June 30, 2007, Fortress Bank Minnesota had net income of $239,000, or $0.07 per diluted share, compared to $132,000, or $0.04 per diluted share, for the six months ending June 30, 2006.

In addition, we were engaged in negotiations to sell Fortress Bank of Cresco during the second quarter, and subsequently entered into a definitive agreement to sell Fortress Bank of Cresco to Security Agency, Incorporated on July 13, 2007.  As a result, the assets and liabilities of Fortress Bank of Cresco have been classified as held for sale in the accompanying balance sheets with the related operations reported in discontinued operations.  Thus, total assets and liabilities held for sale were $81.1 million and $71.5 million, respectively, as of June 30, 2007.  Total net income after tax from Fortress Bank of Cresco included in discontinued operations, was $146,000, or $0.04 per diluted share, for the three months ended June 30, 2007 compared to $125,000, or $0.04 per diluted share, for the three months ended June 30, 2006.  For the six months ended June 30, 2007, Fortress Bank of Cresco had net income of $269,000, or $0.07 per diluted share, compared to $218,000, or $0.06 per diluted share, for the six months ending June 30, 2006.

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Merchants & Manufacturers Bancorporation, Inc.

Press Release – 6/30/07

Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee.  Through our Community Financial Group network, we operate six banks in Wisconsin (Community Bank Financial, Fortress Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank) and one bank in Iowa (Fortress Bank of Cresco).  Our banks are separately chartered with each having its own name, management team, board of directors and community commitment.  Together, our banks operate 50 offices in the communities they serve with more than 100,000 clients and total assets of $1.5 billion.  In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services.  Merchants’ shares trade on the Over-the-Counter Bulletin Board under the symbol “MMBI.”

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements concerning the Corporation’s prospects that are based on the current expectations and beliefs of management.  When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements.  The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation’s control, that could cause the Corporation’s actual results and performance to differ materially from what is expected.  In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Corporation’s loan and investment portfolio; and the satisfaction of the closing conditions for the sale of Fortress Bank of Cresco, including regulatory approval, and risk that the transaction does not close.  Such uncertainties and other risk factors are discussed further in the Corporation's filings with the Securities and Exchange Commission.  The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

For more information contact:

Michael J. Murry, Chairman of the Board of Directors - (414) 425-5334
Frederick R. Klug, Executive Vice President and Chief Financial Officer - (262) 827-5632

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Merchants & Manufacturers Bancorporation, Inc.

Press Release – 6/30/07

	June 30,	December 31,	June 30,
	2007	2006	2006
	(Dollars in Thousands, Except Share and Per Share Amounts)
ASSETS
Cash and due from banks	$38,280	$31,601	$40,871
Interest bearing deposits in banks	1,784	738	3,697
Federal funds sold	11,848	5,524	259
Cash and cash equivalents	51,912	37,863	44,827

Available-for-sale securities	127,767	134,917	145,906
Loans, less allowance for loan losses of $11,515 at June 30, 2007,
$11,835 at December 31, 2006 and $10,915 at June 30, 2006	1,106,795	1,098,377	1,096,229
Assets held for sale	81,130	137,923	138,161
Accrued interest receivable	6,550	6,519	6,211
FHLB stock	11,446	11,182	13,997
Premises and equipment	28,948	29,349	27,784
Goodwill	27,320	27,222	27,147
Intangible assets	1,960	2,104	2,273
Other assets	23,345	20,484	19,767
Total assets	$1,467,173	$1,505,940	$1,522,302

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Non-interest bearing	$113,756	$127,033	$123,585
Interest bearing	955,829	933,372	918,349
Total deposits	1,069,585	1,060,405	1,041,934
Short-term borrowings	53,895	55,383	93,063
Long-term borrowings	109,152	106,831	111,191
Junior subordinated debt owed to unconsolidated trusts	53,611	53,611	46,394
Liabilities held for sale	71,480	121,720	122,534
Accrued interest payable	3,747	4,034	3,723
Other liabilities	12,172	9,659	11,029
Total liabilities	1,373,642	1,411,643	1,429,868

Stockholders' equity
Preferred stock, $1.00 par value; 250,000 shares authorized,
shares issued and shares outstanding – none	-	-	-
Common stock $1.00 par value; 25,000,000 shares authorized;
shares issued: 3,770,251 at June 30, 2007, December 31, 2006 and June 30, 2006; shares outstanding: 3,662,416 at
June 30, 2007, 3,677,180 at December 31, 2006 and 3,687,180
at June 30, 2006	3,770	3,770	3,770
Additional paid-in capital	53,666	53,684	53,673
Retained earnings	41,147	40,259	39,991
Accumulated other comprehensive loss	(2,049)	(881)	(2,781)
Treasury stock, at cost (107,835 shares at June 30, 2007, 93,071
shares at December 31, 2006 and 83,071 shares at June 30, 2006)	(3,003)	(2,535)	(2,219)
Total stockholders' equity	93,531	94,297	92,434
Total liabilities and stockholders' equity	$1,467,173	$1,505,940	$1,522,302

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Merchants & Manufacturers Bancorporation, Inc.

Press Release – 6/30/07

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Dollars In Thousands, Except Per Share Amounts)
Interest income:
Interest and fees on loans	$19,928	$19,204	$39,921	$36,986
Interest and dividends on securities:
Taxable	209	249	412	535
Tax-exempt	521	585	1,032	1,170
Interest on mortgage-backed securities	779	855	1,579	1,654
Interest on interest bearing deposits in banks and federal funds sold	265	43	495	98
Total interest income	21,702	20,936	43,439	40,443

Interest expense:
Interest on deposits	8,898	7,049	17,379	13,411
Interest on short-term borrowings	534	1,302	1,331	2,338
Interest on long-term borrowings	1,298	1,183	2,550	2,190
Interest on junior subordinated debt owed to
unconsolidated trusts	1,058	903	2,104	1,766
Total interest expense	11,788	10,437	23,364	19,705

Net interest income	9,914	10,499	20,075	20,738
Provision for loan losses	450	390	900	780
Net interest income after provision for
loan losses	9,464	10,109	19,175	19,958

Non-interest income:
Service charges on deposit accounts	967	960	1,864	1,892
Service charges on loans	588	804	1,466	1,519
Securities gains, net	-	-	-	-
Gain on sale of loans, net	9	39	33	54
Gain on sale of fixed assets, net	162	-	161	175
Tax fees, brokerage and insurance commissions	535	461	1,412	1,265
Other	681	758	1,280	1,688
Total noninterest income	2,942	3,022	6,216	6,593

Noninterest expenses:
Salaries and employee benefits	6,633	6,821	13,194	14,081
Premises and equipment	1,781	1,564	3,691	3,300
Data processing fees	848	770	1,653	1,582
Marketing and business development	449	416	867	865
Other	1,824	1,890	3,493	3,817
Total noninterest expense	11,535	11,461	22,898	23,645

Income from continuing operations before income taxes	871	1,670	2,493	2,906
Income taxes	260	510	803	861
Income from continuing operations	611	1,160	1,690	2,045

Discontinued operations
Income from discontinued operations before income tax expense	1,695	306	1,993	509
Income tax expense	1,386	99	1,485	159
Income from discontinued operations	309	207	508	350
Net income	$920	$1,367	$2,198	$2,395

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Merchants & Manufacturers Bancorporation, Inc.

Press Release – 6/30/07

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Dollars In Thousands, Except Per Share Amounts)

Basic earnings per share from continuing operations	$0.17	$0.31	$0.46	$0.55
Basic earnings per share from discontinued operations	$0.08	$0.06	$0.14	$0.10
Basic earnings per share	$0.25	$0.37	$0.60	$0.65

Diluted earnings per share from continuing operations	$0.17	$0.31	$0.46	$0.55
Diluted earnings per share from discontinued operations	$0.08	$0.06	$0.14	$0.10
Diluted earnings per share	$0.25	$0.37	$0.60	$0.65

Dividends per share	$0.18	$0.18	$0.36	$0.36